UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D. C. 20549

                                    FORM 8-K

        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                           AND EXCHANGE ACT OF 1934.

                                November 18, 2005
                Date of Report (Date of Earliest Event Reported)

                             DNAPrint genomics, Inc.
               (Exact name of Registrant as specified in charter)

                         Commission File Number: 0-31905

         Utah                                                 59-2780520
(State of Incorporation)                               (I.R.S. Employer I.D. No)

                     900 Cocoanut Avenue, Sarasota, FL 34236
                    (Address of Principal Executive Offices)

                                 (941) 366-3400
              (Registrant's Telephone Number, Including Area Code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On November 18, 2005, the Registrant issued to Dutchess Private Equities Fund, L.P. ("Dutchess") a promissory note (the "Note") in the amount of $1,380,000 for a purchase price of $1,150,000.

      As previously reported, on September 28, 2004, the Registrant entered into an Investment Agreement (the "Investment Agreement") with an affiliate of Dutchess, pursuant to which Dutchess has committed to purchase common stock of the Registrant up to an aggregate purchase price of $35 million over a two year period. The Dutchess Agreement provides that the Registrant from time to time may deliver a put notice to Dutchess, and Dutchess is obliged to purchase the dollar amount of common stock set forth in the notice.

      The Note is due and payable in full on December 31, 2006. Other than the discount inherent in its purchase price, the Note is noninterest-bearing. The Note will be repaid using 100% of the proceeds of each put notice delivered by the Registrant to Dutchess under the Investment Agreement. The Registrant also entered into a Security Agreement with Dutchess granting a security interest in substantially all of the Registrant's assets to secure payment of the Note.

      In connection with the Note, the Registrant also paid Dutchess a facility fee of $65,000 and issued to Dutchess a non-interest bearing convertible debenture in the amount of $330,000 payable on November 18, 2010. The shares of common stock underlying the debenture carry piggyback registration rights. The debenture may be converted at Dutchess's option at a conversion price equal to the lesser of 75% of the lowest closing bid price during the 15 trading days prior to the conversion date or $0.013.

Item 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

      See Item 1.01 above.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                DNAPrint genomics, Inc.

                                                By:/s/ Richard Gabriel
                                                  ---------------------------
                                                  Richard Gabriel, President